Earnings Supplement Q4 2020

2 Financial Highlights Q4 2020 Total Certs 26,822 Revenue ($mm) $39.6 million Adj. EBITDA ($mm) $24.8 million Adj. Operating Cash Flow1 ($mm) $8.3 million (1) Defined as Adj. EBITDA, minus CAPEX, plus or minus change in contract assets FY 2020 94,226 $108.9 million $69.5 million $41.9 million

3 Recent Accomplishments Open Lending and Partners Strongly Positioned  Credit union and bank lenders are well capitalized with ample liquidity  Insurers modestly impacted relative to other industries and profitable in 2020  Low interest rate environment, traditional lenders retrenching, and commuters shifting away from public modes of transportation are driving positive trends  New partnerships such as OE Federal Credit Union, Members 1st Federal Credit Union and Interra Credit Union  Partnered with 8 new refinance lenders in Q4  Added 16 new lender customers / contracts executed in Q4  14 active implementations with “go live” dates in the next 60 days Q4 Update OEM Opportunity  OEM #1  Experienced certification growth of over 200% from April to December 2020 (560 – 619 credit score in all markets)  Expanded credit score offering (619 – 679) in one pilot market with controlled roll out to the other markets in the next few months  OEM #2  Ramping up since coming back online in October 2020  Building out pipeline with other OEMs for the future

4 Growth Plan  Expand Core Business1  OEM Opportunity2  CECL Relief3  Launch into New Channels4  Broaden Our Offerings5

5 Q4 2020 Key Performance Indicators

6 Q4 2020 Financial Update

7 Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA ($ in 000)

8 Total Share Count Shares In millions Total Shares Outstanding December 31, 2020 126.8 Treasury Shares 1.4 Total Shares Issued 128.2